Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM F-3

(Form Type)

Jayud Global Logistics Limited

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Class A Ordinary shares, $0.0001 par value per share	Rule 457(o)	-	-	-
	Equity	Preferred Shares	Rule 457(o)	-	-	-
	Debt	Debt securities	Rule 457(o)	-	-	-
	Other	Rights	Rule 457(o)	-	-	-
	Other	Units	Rule 457(o)	-	-	-
	Other	Warrants	Rule 457(o)	-	-	-
	Unallocated (Universal) Shelf	-	Rule 457(o)			$100,000,000	0.00014760	$14,760
		Total fees previously paid		-	-	-		-
		Total fees offset(4)						$14,760
		Net fee due						$0

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the “Securities Act”), an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment. In addition, an indeterminate number of Class A ordinary shares are registered hereunder that may be issued upon conversion of or exchange for any other securities.

(2)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold from time to time at indeterminate prices, with an initial aggregate public offering price not to exceed $100,000,000. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. To the extent that separate consideration is received for any such securities, the aggregate amount of such consideration will be included in the aggregate offering price of all securities sold. If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as part of units, which may consist of any combination of the securities registered hereunder.

(3)	Pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(4)	Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting the registration fee due under this registration statement to which this exhibit 107 is a part by $14,760, which represents the registration fee previously paid with respect to $14,760 of unsold securities previously registered on the registration statement on Form F-3 (File No. 333-279717), initially filed on May 24, 2024 and withdrawn on June 4, 2024. Accordingly, the registrant is not submitting additional filing fees in connection with this Registration Statement.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)

Fee Offset Claims	Jayud Global Logistics Limited	F-3	333-279717	May 24, 2024		457(p)	Unallocated (Universal) Shelf	-	$100,000,000	$14,760
Fee Offset Sources	Jayud Global Logistics Limited	F-3	333-279717		May 24, 2024						$14,760